Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

TELEWEST GLOBAL, INC.

Telewest Global, Inc. (the “Corporation”), a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware (“DGCL”) hereby certifies as follows:

(1) The name of the corporation is Telewest Global, Inc.

(2) The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 12, 2003.

(3) This restated certificate of incorporation restates, integrates and amends the Corporation’s certificate of incorporation and has been duly adopted by the Board of Directors of the Corporation and by the sole stockholder of the Corporation in accordance with sections 242 and 245 of the DGCL.

(4) The text of the certificate of incorporation of the Corporation as restated, integrated and amended (the “Certificate of Incorporation”) shall read, in its entirety, as follows:

ARTICLE I

NAME OF THE CORPORATION

The name of this corporation is Telewest Global, Inc.

ARTICLE II

ADDRESS; REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL as the same exists or hereafter may be amended. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE IV

CAPITAL STOCK

Part A. Authorized Capital.

The total number of shares of capital stock which the Corporation shall have the authority to reserve for issuance or issue is one billion and five million (1,005,000,000) shares, consisting of one billion (1,000,000,000) shares of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”), and five million (5,000,000) shares of preferred stock, par value $0.01 per share, of the Corporation (the “Preferred Stock”). The number of authorized shares of any of the Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor. The designation, relative rights, preferences and limitations of the shares of each class are as follows:

Part B. Preferred Stock

Authority is hereby expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) without further action by the Corporation’s stockholders, subject to the provisions of this Article IV of this Certificate of Incorporation and to the limitations prescribed by applicable law, to authorize the issuance from time to time in one (1) or more classes or series of any number of shares of Preferred Stock (“Preferred Stock”) which number of shares may at any time or from time to time be increased of decreased by the Board of Directors of the Corporation notwithstanding that shares of such series may be outstanding at such time of increase or decrease; provided that the aggregate number of shares issued and not canceled of any and all such classes and series shall not exceed the total number of shares of Preferred Stock hereinabove authorized and not decreased, and with distinctive class or serial designations, all as are stated in this Article IV of this Certificate of Incorporation or as shall hereafter be stated and expressed in the resolution or resolutions providing for the issuance of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each class or series of shares of Preferred Stock:

(a) may have such voting powers, full or limited, including the right to elect one (1) or more directors of the Corporation (the “Directors”), or may be without voting powers;

(b) may be subject to redemption at such time or times and at such prices;

(c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, and if any such class or series of Preferred Stock shall be entitled to receive a preference over any other class or classes or series of stock with respect to the payment of dividends, such class or series of Preferred Stock shall also be entitled, in the event that the Corporation defaults on its obligation to pay such dividends, to elect one (1) or more Directors to the Board of Directors;

(d) may have such rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of, the assets of the Corporation;

(e) may be made convertible into or exercisable, redeemable or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes or series of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments;

(f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such class or series in such amount or amounts;

(g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional shares (including additional shares of such class or series or of any other class or series) and/or upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by or on behalf of the Corporation or any subsidiary of, any outstanding shares of the Corporation; and

(h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in this Article IV of this Certificate of Incorporation or in said resolution or resolutions providing for the issuance of such shares of Preferred Stock. Any of the powers, designations, preferences, rights and qualifications, limitations or restrictions of any such class or series of Preferred Stock may be made dependent upon facts ascertainable outside of this Certificate of Incorporation or any amendment hereto, or outside the resolution or resolutions providing for the issuance of such Preferred Stock adopted by the Board of Directors pursuant to the authority vested in it by this Part B of this Article IV of this Certificate of Incorporation; provided that the manner in which such facts shall operate upon the powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series of Preferred Stock is clearly and expressly set forth in this Certificate of Incorporation, or of any amendment hereto, or in the resolution or resolutions providing for the issuance of such Preferred Stock adopted by the Board of Directors. The term “facts,” as used in the immediately preceding sentence shall have the meaning given to it in Section 151(a) of the DGCL (or any successor statute). Shares of Preferred Stock of any class or series that have been redeemed or repurchased (whether through the operation of a sinking fund or otherwise) or that if convertible, exercisable, redeemable or exchangeable, have been converted into, or exercised, redeemed or exchanged for, shares of any other class or classes or series shall have the status of authorized and unissued shares of Preferred Stock of the same class or series and may be reissued as a part of the class or series of which they were originally a part or may be reclassified and reissued as part of a new class or series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other class or series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of shares of Preferred Stock.

Part C. Series A Junior Participating Preferred Stock.

1. Designation and Amount. The shares of this series of Preferred Stock, par value $0.01 per share, shall be designated as “Series A Junior Participating Preferred Stock,” and the number of shares constituting such series shall be one million (1,000,000). Subject to paragraph 4(e) of this Part C of this Article IV of this Certificate of Incorporation, the number of shares of said series may at any time or from time to time be increased or decreased by the Board of Directors notwithstanding that shares of such series may be outstanding at such time of increase or decrease.

2. Dividend Rate.

(a) Subject to the prior and superior rights of the holders of any shares of any series of preferred stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of each January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance (the “First Issuance”) of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) 1,000 times the aggregate per share amount of all cash dividends and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, of par value $.01 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after the First Issuance declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) On or after the First Issuance, no dividend on Common Stock shall be declared unless concurrently therewith a dividend or distribution is declared on the Series A Junior Participating Preferred Stock as provided in paragraph (a) above; and the declaration of any such dividend on the Common Stock shall be expressly conditioned upon payment or declaration of and provision for a dividend on the Series A Junior Participating Preferred Stock as above provided. In the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

3. Dissolution, Liquidation and Winding Up. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation (hereinafter referred to as a “Liquidation”), the holders of Series A Junior Participating Preferred Stock shall be entitled to receive the greater of (i) $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment and (ii) the aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Stock (the “Preferred Liquidation Preference”). In the event the Corporation shall at any time after the First Issuance declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

4. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(a) Each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to one thousand (1,000) votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the First Issuance declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided by law, or in this Certificate of Incorporation, or the By-laws of the Corporation (the “By-laws”), the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c) If and whenever dividends on the Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six quarterly dividend payments, then and in such event the holders of the Series A Junior Participating Preferred Stock, voting separately as a class (subject to the provisions of subparagraph (d) below), shall be entitled at the next annual meeting of the stockholders or at any special meeting to elect two (2) directors. Each share of Series A Junior Participating Preferred Stock shall be entitled to one vote, and holders of fractional shares shall have the right to a fractional vote. Upon election, such directors shall become additional directors of the Corporation and the authorized number of directors of the Corporation shall thereupon be automatically increased by such number of directors. Such right of the holders of Series A Junior Participating Preferred Stock to elect directors may be exercised until all dividends in default on the Series A Junior Participating Preferred Stock shall have been paid in full, and dividends for the current dividend period declared and funds therefor set apart, and when so paid and set apart, the right of the holders of Series A Junior Participating Preferred Stock to elect such number of directors shall cease, the term of such directors shall thereupon terminate, and the authorized number of directors of the Corporation shall thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the vesting of such special voting rights in the case of any such future dividend default or defaults. The fact that dividends have been paid and set apart as required by the preceding sentence shall be evidenced by a certificate executed by the President and the Chief Financial Officer of the Corporation and delivered to the Board of Directors. The directors so elected by holders of Series A Junior Participating Preferred Stock shall serve until the certificate described in the preceding sentence shall have been delivered to the Board of Directors or until their respective successors shall be elected or appointed and qualify.

At any time when such special voting rights have been so vested in the holders of the Series A Junior Participating Preferred Stock, the Secretary of the Corporation may, and upon the written request of the holders of record of 10% or more of the number of shares of the Series A Junior Participating Preferred Stock then outstanding addressed to such Secretary at the principal office of the Corporation in Delaware, shall, call a special meeting of the holders of the Series A Junior Participating Preferred Stock for the election of the directors to be elected by them as hereinabove provided, to be held in the case of such written request within forty (40) days after delivery of such request, and in either case to be held at the place and upon the notice provided by law and in the By-laws of the Corporation for the holding of meetings of stockholders; provided, however, that the Secretary shall not be required to call such a special meeting (i) if any such request is received less than ninety (90) days before the date fixed for the next ensuing annual or special meeting of stockholders or (ii) if at the time any such request is received, the holders of Series A Junior Participating Preferred Stock are not entitled to elect such directors by reason of the occurrence of an event specified in the third sentence of subparagraph (d) below.

(d) If, at any time when the holders of Series A Junior Participating Preferred Stock are entitled to elect directors pursuant to the foregoing provisions of this paragraph 4, the holders of any one or more additional series of Series A Junior Participating Preferred Stock are entitled to elect directors by reason of any default or event specified in the Certificate of Incorporation, as in effect at the time of the certificate of designation for such series, and if the terms for such other additional series so permit, the voting rights of the two or more series then entitled to vote shall be combined (with each series having a number of votes proportional to the aggregate liquidation preference of its outstanding shares). In such case, the holders of Series A Junior Participating Preferred Stock and of all such other series then entitled so to vote, voting as a class, shall elect such directors. If the holders of any such other series (if designated) have elected such directors prior to the happening of the default or event permitting the holders of Series A Junior Participating Preferred Stock to elect directors, or prior to a written request for the holding of a special meeting being received by the Secretary of the Corporation from the holders of not less than 10% of the then outstanding shares of Series A Junior Participating Preferred Stock, then such directors so previously elected will be deemed to have been elected by and on behalf of the holders of Series A Junior Participating Preferred Stock as well as such other series, without prejudice to the right of the holders of Series A Junior Participating Preferred Stock to vote for directors if such previously elected directors shall resign, cease to serve or fail to stand for reelection while the holders of Series A Junior Participating Preferred Stock are entitled to vote. If the holders of any such other series are entitled to elect in excess of two (2) directors, the Series A Junior Participating Preferred Stock shall not participate in the election of more than two (2) such directors, and those directors whose terms first expire shall be deemed to be the directors elected by the holders of

Series A Junior Participating Preferred Stock; provided that, if at the expiration of such terms the holders of Series A Junior Participating Preferred Stock are entitled to vote in the election of directors pursuant to the provisions of this paragraph 4, then the Secretary of the Corporation shall call a meeting (which meeting may be the annual meeting or special meeting of stockholders referred to in subparagraph (c)) of holders of Series A Junior Participating Preferred Stock for the purpose of electing replacement directors (in accordance with the provisions of this paragraph 4) to be held on or prior to the time of expiration of the expiring terms referred to above.

(e) Except as otherwise set forth herein or required by law, the Certificate of Incorporation or the By-laws, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action. No consent of the holders of outstanding shares of Series A Junior Participating Preferred Stock at any time outstanding shall be required in order to permit the Board of Directors to: (i) increase the number of authorized shares of Series A Junior Participating Preferred Stock or to decrease such number to a number not below the sum of the number of shares of Series A Junior Participating Preferred Stock then outstanding and the number of shares with respect to which there are outstanding rights to purchase; or (ii) issue Preferred Stock which is senior to the Series A Junior Participating Preferred Stock, junior to the Series A Junior Participating Preferred Stock or on a parity with the Series A Junior Participating Preferred Stock.

5. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the First Issuance declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

6. Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

7. Conversion Rights. The Preferred Stock is not convertible into Common Stock or any other security of the Corporation.

Part D. Common Stock.

Except as otherwise provided by the DGCL or this Certificate of Incorporation and subject to the rights of holders of any class or series of Preferred Stock pursuant to this Certificate of Incorporation (including any resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of Preferred Stock), all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one (1) vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of Preferred Stock) that relates solely to the terms of one (1) or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one (1) or more other such class or series, to vote thereon pursuant to this Certificate of Incorporation (including any resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of Preferred Stock) or pursuant to the DGCL. The holders of shares of Common Stock shall not have cumulative voting rights. Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of Preferred Stock or any class or series of stock having a preference over, or the right to participate with, the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock out of funds legally available therefor at such times and in such amounts and forms as the Board of Directors in its sole discretion shall determine. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up of the Corporation, after distribution in full of preferential amounts, if any, to be distributed to the holders of any class or series of Preferred Stock or any class or series of stock having a preference over, or the right to participate with, the Common Stock, the holders of the Common Stock shall be entitled to share equally and ratably, share for share, in all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders. For the purposes of this Part C of this Article IV of this Certificate of Incorporation, (i) a consolidation, combination, redomicile, merger (including a holding company merger) or share exchange of the Corporation with one (1) or more corporations (whether or not the Corporation remains the surviving corporation in such a transaction), or successive consolidations, combinations, redomiciles, mergers or share exchanges or (ii) a sale, transfer, conveyance or other disposition of all or substantially all of the Corporation’s assets (including its subsidiaries’ assets), shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

ARTICLE V

BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to the rights of any holder of any class or series of Preferred Stock, the Board of Directors shall consist of not less than three (3) nor more than fifteen (15) members, the exact number of which shall be fixed from time to time by the Board of Directors. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws of the Corporation adopted by the stockholders or the Directors; provided, however, that no By-Laws of the Corporation hereafter adopted by the stockholders or the Directors shall invalidate any prior act of the Directors which would have been valid if such By-Laws of the Corporation had not been adopted. Advance notice of nominations for the election of Directors shall be given in the manner and to the extent provided in the By-Laws of the Corporation. Elections of Directors need not be by written ballot except and to the extent provided in the By-Laws of the Corporation. Each Director shall be entitled to one (1) vote per director on all matters voted or acted upon by the Board of Directors or any duly constituted committee of which such Director is a member at the time of such vote or action. The Directors shall be divided into three (3) classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors. The term of the Initial Class I Directors shall terminate on the date of the 2005 annual meeting of stockholders; the term of the initial Class II Directors shall terminate on the date of the 2006 annual meeting of stockholders and the term of the initial Class III Directors shall terminate on the date of the 2004 annual meeting of stockholders. At each annual meeting of stockholders beginning in 2004, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. A Director shall hold office until the annual meeting for the year in which such Director’s term expires and until such Director’s successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, howsoever resulting, may be filled by a majority of the Directors then in office, even if less than a quorum, or by a sole remaining Director. Any Director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such Director shall have been elected.

Notwithstanding the foregoing, whenever the holders of any one (1) or more classes or series of Preferred Stock shall have the right, voting separately by class or series, to elect one (1) or more Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of Preferred Stock, and such Directors so elected shall not be divided into classes pursuant to this Article V of this Certificate of Incorporation unless expressly provided by such terms.

ARTICLE VI

REMOVAL OF DIRECTORS

Any or all of the Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the Corporation then entitled to vote generally in the election of Directors, considered for purposes of this Article VI of this Certificate of Incorporation as one (1) class. Notwithstanding the previous sentence, whenever the holders of any class or series of Preferred Stock are entitled to elect one (1) or more Directors by the resolution or resolutions providing for the issuance of any class or series of Preferred Stock, this Article VI of this Certificate of Incorporation shall apply, in respect of the removal of a Director or Directors so elected, to the vote of the holders of the outstanding shares of that class or series of Preferred Stock and not to the vote of the outstanding shares as a whole.

ARTICLE VII

PROHIBITION ON ACTIONS BY WRITTEN CONSENT

OF STOCKHOLDERS

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, as provided in the By-Laws of the Corporation, and may not be taken by a written consent of the stockholders pursuant to the DGCL. Notwithstanding the previous sentence, if the resolution or resolutions providing for the issuance of any class or series of Preferred Stock permit action to be taken by written consent in accordance with the DGCL, such class or series of Preferred Stock shall be permitted to take action by written consent.

ARTICLE VIII

SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise expressly set forth in this Certificate of Incorporation or in the resolution or resolutions providing for the issuance of any class or series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time solely by a majority vote of the Board of Directors (or a duly constituted committee thereof), the Chairman of the Board of Directors or the President. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

ARTICLE IX

LIMITATION ON LIABILITY

No Director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such elimination from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal, alteration or amendment of this Article IX of this Certificate of Incorporation or adoption of any provision inconsistent herewith shall not adversely affect any right or protection of a Director existing at the time of such repeal, alteration, amendment or adoption with respect to acts or omissions occurring immediately prior to such repeal, alteration, amendment or adoption. The provisions of this Article IX of this Certificate of Incorporation shall continue as to a person who has ceased to be a Director and shall inure to his heirs, executors, administrators and personal and legal representatives.

ARTICLE X

ACTIONS WITH RESPECT TO BY-LAWS

In furtherance and not in limitation of the powers conferred by statute, with respect to any provision of the By-Laws of the Corporation other than Article VIII, a majority of the entire Board of Directors, and with respect to Article VIII of the By-Laws of the Corporation, at least sixty-six and two-thirds percent (66 2/3%) of the Board of Directors, is expressly authorized to adopt, repeal, alter, amend or rescind the By-Laws of the Corporation. As used in this Article X of this Certificate of Incorporation, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies. In addition, the By-Laws of the Corporation may be adopted, repealed, altered, amended, or rescinded by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the Voting Stock, voting together as a single class. “Voting Stock” shall mean all capital stock of the Corporation authorized to be issued from time to time under Article IV of this Certificate of Incorporation that by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

ARTICLE XI

MEETINGS OF STOCKHOLDERS

Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the state of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ARTICLE XII

MODIFICATION OF CERTAIN PROVISIONS OF THIS

CERTIFICATE OF INCORPORATION

Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Voting Stock (as defined in Article X of this Certificate of Incorporation), voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with Articles V, VI, VII, VIII, IX, X, this Article XII, Article XIV and Article XV of this Certificate of Incorporation.

ARTICLE XIII

FURTHER ACTIONS WITH RESPECT TO THIS

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to repeal, alter, amend, or rescind any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE XIV

INDEMNIFICATION

The Corporation shall indemnify any person who is or was or had agreed to become a Director or officer of the Corporation or any person who is or was serving or who had agreed to serve at the request of the Board of Directors as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (including the heirs, executors, administrators and personal and legal representatives of such person) in accordance with the By-Laws of the Corporation to the fullest extent authorized by the DGCL, as the same exists or hereafter may be amended but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the

DGCL permitted the Corporation to provide immediately prior to such amendment) or any other applicable laws as presently or hereinafter in effect; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any Director or officer (or his heirs, executors, administrators and personal and legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article XIV of this Certificate of Incorporation shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article XIV of this Certificate of Incorporation to Directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article XIV of this Certificate of the Corporation shall not be exclusive of any other right which any person may have or thereafter acquire under this Certificate of Incorporation, the By-Laws of this Corporation, any statute, agreement, policy, vote of stockholders or disinterested directors or otherwise.

Any repeal, alteration or amendment of this Article XIV of this Certificate of Incorporation or adoption of any provision inconsistent herewith shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation or any other person entitled to or granted indemnification under this Article XIV of this Certificate of Incorporation existing at the time of such repeal, alteration, amendment or adoption with respect to any acts or omissions occurring immediately prior to such repeal, alteration, amendment or adoption.

ARTICLE XV

SECTION 203 OF THE DGCL

The Corporation elects to be governed by Section 203 of the DGCL, as the same may be amended from time to time.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed this 2nd day of March 2004.

By:

Name: Title: